Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
July 29, 2008	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES SECOND QUARTER RESULTS
     Pittsburgh, Pennsylvania — RTI International Metals, Inc. (NYSE: RTI) released results today for the second quarter of 2008.
•	Net sales for the second quarter were $159.8 million

•	Operating income for the second quarter was $30.9 million

•	Operating margin was 19.3%

•	Net income was $18.6 million for the second quarter or $0.81 per diluted share

•	Cash on hand was $84.8 million with total debt of $18.5 million
     For the quarter ended June 30, 2008, the Company reported net sales of $159.8 million as compared to $154.0 million in the second quarter of 2007. Second quarter net income was $18.6 million or $0.81 per diluted share in comparison to $21.0 million or $0.90 per diluted share for the same period in the prior year. Results for the quarter reflect increased demand related to commercial aerospace and defense contracts, offset by a decline in average selling prices for mill products.
     For the six months ended June 30, 2008, the Company reported net sales of $310.5 million, compared with net sales of $299.6 million for the same period a year ago. For the six-month period, the Company reported net income of $40.9 million, or $1.76 per diluted share, compared with net income of $43.0 million, or $1.86 per diluted share for the same period a year ago.
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July 29, 2008

Titanium Group
     RTI’s Titanium Group reported operating income of $18.4 million on sales of $96.0 million, including intersegment sales of $43.6 million. This operating performance declined from the second quarter of 2007 which had operating income of $21.7 million on sales of $106.7 million, including intersegment sales of $44.0 million. Mill product shipments for the second quarter were 3.9 million pounds at an average realized price of $23.29 per pound compared to mill product shipments of 3.7 million pounds in 2007 at an average realized price of $26.55 per pound.
     For the first six months of 2008, the Titanium Group posted operating income of $46.8 million on sales of $198.2 million, including intersegment sales of $90.7 million. Year-to-date, profitability has improved compared to the prior year, which reported operating income of $43.0 million on sales of $209.9 million, including intersegment sales of $94.0 million. Mill product shipments for the first six months of 2008 were 7.7 million pounds at an average realized price of $24.12 per pound compared to mill product shipments of 7.5 million pounds in 2007 at an average realized price of $26.10 per pound.
Fabrication & Distribution Group
     Net sales for the Fabrication & Distribution Group (“F&D”) increased for the second quarter to $107.5 million versus $91.4 million in the same period a year ago. The F&D Group had operating income of $12.5 million, compared to $10.3 million in the second quarter of 2007. Increased demand related to current commercial aerospace and defense contracts and the completion of significant orders for energy market customers contributed to this Group’s improved performance. Year-to-date, the F&D Group reported net sales of $203.0 million resulting in operating income of $17.3 million compared with net sales of $183.7 million and operating income of $21.8 million from the same period in the prior year.
CEO Comment
     Dawne S. Hickton, Vice Chairman & CEO commented, “As we noted last quarter, near-term market conditions have been and will continue to be negatively impacted by the delay of the 787 program. At the same time, we are very encouraged by long-term demand for aerospace which is being driven by newer and more fuel efficient aircraft on the commercial side, and programs such as the Joint Strike Fighter on the defense side.
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July 29, 2008

     “The results this quarter for both segments of our business clearly reflect the 787 delay, as well as overall economic conditions. In anticipation of this slowdown, we embarked upon a plan in the F&D Group to reduce outside processing, overtime and staff expenses, more than doubling its operating margins over the first quarter of 2008. During the course of the next 12 to 18 months, we expect the challenges faced by the industry in the second quarter to continue. Therefore, we will continue to focus on managing costs and project expenditures throughout the entire Company, while aggressively pursuing commercial activities designed to generate additional fabrication and extrusion business for our Houston and Montreal facilities. With cash of $84.8 million, debt of $18.5 million, and an undrawn credit facility of $240 million, we continue to manage through this challenging period profitability and opportunistically.
     “The demand for 2010 and beyond is still strong, and we are keeping our eye on executing our long-term strategic plan to meet the future needs of our customer contracts that exceed $5 billion in revenues. This long-term demand trend was further reinforced during our participation at the International Airshow held in Farnborough, England, where we had multiple opportunities to market our unique capabilities for machining hard metals for the aerospace industry. The level of customer interest in the Company’s supply chain and value-added initiatives during the Airshow was at a high level, further validating our excitement over our fabrication business prospects.”
Outlook
     As was indicated last quarter, the 787 delay has put significant downward pressure on spot market business for titanium mill products, and along with global economic conditions, is impacting the second half of 2008. Therefore, mill product shipments for 2008 are now expected to range between 14 and 15 million pounds, total sales will be slightly lower than 2007, and operating income will decline within a range of 20% to 25% below 2007 levels.
Forward Looking Statement
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates and content per aircraft for commercial and military aerospace programs, military spending and continued support for the Joint Strike Fighter program, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the outcome of U.S. Custom’s
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July 29, 2008

investigation of the Company’s duty drawback claims, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
Company Description
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
Conference Call Information
     RTI International Metals, Inc. has scheduled a conference call for Tuesday, July 29, 2008 at 11:00 a.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA/Canada) 877-493-9121 or (International) 973-582-2750 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Tuesday, August 5, 2008, by dialing (USA/Canada) 800-642-1687 or (International) 706-645-9291 and Conference ID #55411356.
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July 29, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$159,829	$154,046	$310,477	$299,603
Cost and expenses:
Cost of sales	110,626	106,720	209,216	200,732
Selling, general, and administrative expenses	17,798	15,021	36,106	33,219
Research, technical, and product development expenses	511	391	1,035	852

Operating income	30,894	31,914	64,120	64,800
Other expense	(975)	(364)	(680)	(905)
Interest income	470	1,311	1,373	2,447
Interest expense	(266)	(212)	(616)	(512)

Income before income taxes	30,123	32,649	64,197	65,830
Provision for income taxes	11,510	11,699	23,347	22,807

Net income	$18,613	$20,950	$40,850	$43,023

Earnings per share:
Basic	$0.82	$0.91	$1.78	$1.88

Diluted	$0.81	$0.90	$1.76	$1.86

Weighted-average shares outstanding:
Basic	22,835,487	22,924,717	22,899,615	22,895,028

Diluted	23,048,041	23,177,641	23,151,361	23,159,955

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July 29, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$84,814	$107,505
Receivables, less allowance for doubtful accounts of $477 and $613	97,338	102,073
Inventories, net	317,234	296,559
Deferred income taxes	13,892	12,969
Other current assets	11,784	2,951

Total current assets	525,062	522,057
Property, plant, and equipment, net	202,475	157,355
Goodwill	50,348	50,769
Other intangible assets, net	16,449	17,476
Deferred income taxes	11,775	6,059
Other noncurrent assets	1,517	1,568

Total assets	$807,626	$755,284

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,345	$46,666
Accrued wages and other employee costs	16,599	22,028
Billings in excess of costs and estimated earnings	39,341	21,573
Current portion of long-term debt	1,299	1,090
Current liability for post-retirement benefits	2,660	2,660
Current liability for pension benefits	—	5,962
Other accrued liabilities	14,346	16,171

Total current liabilities	132,590	116,150
Long-term debt	17,173	16,506
Noncurrent liability for post-retirement benefits	31,626	31,019
Noncurrent liability for pension benefits	8,596	8,526
Deferred income taxes	69	69
Other noncurrent liabilities	7,721	7,230

Total liabilities	197,775	179,500

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 23,681,376 and 23,610,746 shares issued; 22,997,502 and 23,105,708 shares outstanding	237	236
Additional paid-in capital	305,162	302,075
Treasury stock, at cost; 683,874 and 505,038 shares	(16,891)	(7,801)
Accumulated other comprehensive loss	(21,148)	(20,367)
Retained earnings	342,491	301,641

Total shareholders’ equity	609,851	575,784

Total liabilities and shareholders’ equity	$807,626	$755,284

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July 29, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2008	2007
Cash provided by operating activities (including depreciation and amortization of $9,622 and $7,241 for the six months ended June 30, 2008 and 2007, respectively)	$33,501	$2,900

Cash used in investing activities	(48,122)	(19,927)

Cash provided by (used in) financing activities	(7,358)	5,007

Effect of exchange rate changes on cash and cash equivalents	(712)	(757)

Increase (decrease) in cash and cash equivalents	(22,691)	(12,777)
Cash and cash equivalents at beginning of period	107,505	40,026

Cash and cash equivalents at end of period	$84,814	$27,249

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July 29, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales:
Titanium Group	$52,374	$62,690	$107,501	$115,858
Intersegment sales	43,579	44,001	90,668	94,000

Total Titanium Group net sales	95,953	106,691	198,169	209,858

Fabrication & Distribution Group	107,455	91,356	202,976	183,745
Intersegment sales	1,700	1,573	3,605	3,785

Total Fabrication & Distribution Group net sales	109,155	92,929	206,581	187,530

Eliminations	45,279	45,574	94,273	97,785

Total consolidated net sales	$159,829	$154,046	$310,477	$299,603

Operating income:
Titanium Group before corporate allocations	$21,330	$24,161	$52,687	$48,874
Corporate allocations	(2,897)	(2,502)	(5,902)	(5,917)

Total Titanium Group operating income	18,433	21,659	46,785	42,957

Fabrication & Distribution Group before corporate allocations	16,804	13,875	26,125	30,348
Corporate allocations	(4,343)	(3,620)	(8,790)	(8,505)

Total Fabrication & Distribution Group operating income	12,461	10,255	17,335	21,843

Total consolidated operating income	$30,894	$31,914	$64,120	$64,800

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